Exhibit 99.3

FERRELLGAS, L.P. AND FERRELLGAS FINANCE CORP. PRICE PRIVATE PLACEMENT OF $500 MILLION 6.50% SENIOR NOTES DUE 2021, SUCCESSFULLY UPSIZED FROM THE PREVIOUSLY ANNOUNCED $470 MILLION

OVERLAND PARK, Kan., Nov. 9, 2010 /PRNewswire via COMTEX/ —

Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP), and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today announced that they have priced a private placement to eligible purchasers of $500 million in aggregate principal amount of 6.50% Senior Notes due 2021 at par, which is an increase from the previously announced $470 million aggregate principal amount. Ferrellgas, L.P. and Ferrellgas Finance Corp. intend to use the net proceeds from the offering to purchase and/or redeem all of their outstanding 6.75% senior notes due 2014 and to pay related costs and expenses and to reduce outstanding indebtedness under their existing credit facility. The offering is expected to close on November 24, 2010, subject to the satisfaction of customary closing conditions.

The offering has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States only to non-U.S. persons under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements include the issuer’s plans to complete a private placement of $500 million of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833

SOURCE Ferrellgas Partners, L.P.